abrdn Gold ETF Trust 10-K

Exhibit 23.1

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-267881) on Form S-3 of abrdn Gold ETF Trust (known as Aberdeen Standard Gold ETF Trust prior to March 31, 2022) of our reports dated February 28, 2025, with respect to the statements of assets and liabilities of abrdn Gold ETF Trust, including the schedules of investments, as of December 31, 2024 and 2023, the related statements of operations and changes in net assets and the financial highlights for each of the years in the three-year period ended December 31, 2024 and the related notes (collectively, the “financial statements”), and the effectiveness of internal control over financial reporting, as of December 31, 2024 which reports appear in the December 31, 2024 annual report on Form 10-K of abrdn Gold ETF Trust. We also consent to the reference to our firm under the heading “Experts” in the above noted registration statement.

/s/ KPMG LLP

New York, New York
February 28, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.